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                                   EXHIBIT 16

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

April 17, 2002

Dear Sir/Madam:

We have read the first four (4) paragraphs of Item 4 included in the Form 8-K dated April 12, 2002 of W-H Energy Services, Inc., to be filed with the Securities and Exchange Commission, and are in agreement with the statements contained therein.

Very truly yours,





                    /s/  ARTHUR ANDERSEN LLP
                    -----------------------------------
                         Arthur Andersen LLP



cc: Mr. Kenneth T. White, Jr.,
    Chairman and CEO
    W-H Energy Services, Inc.